Exhibit 10.40.1

ENTERPRISE BANK AND TRUST COMPANY

SUPPLEMENTAL LIFE INSURANCE AGREEMENT

THIS SUPPLEMENTAL LIFE INSURANCE AGREEMENT (the “Agreement”) is adopted this 15th day of July, 2005, by and between ENTERPRISE BANK AND TRUST COMPANY, a state-chartered, commercial bank located in Lowell, Massachusetts (the “Bank”), and GEORGE L. DUNCAN (the “Executive”).

The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Executive with the designated beneficiary of the Executive.  The Bank will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1           “Bank’s Interest” means the benefit set forth in Section 2.1.

1.2           “Beneficiary” means each person designated by the Executive under a current Beneficiary Designation Form, or in the absence thereof, the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.3           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4           “Board” means (i) the Compensation Committee, consisting of three or more members of the Board of Directors of the Bank, when acting under duly delegated authority from the Board of Directors, or (ii) the Board of Directors in its entirety, in either case as from time to time constituted.

1.5           “Code” means the Internal Revenue Code of 1986, as amended.

1.6           “Executive’s Interest” means the benefit set forth in Section 2.2.

1.7           “Insurer” means the insurance company issuing the Policy on the life of the Executive.

1.8           “Plan” or “Enterprise Bank Supplemental Executive Life Insurance Plan” means the life insurance arrangement set forth in this Agreement.

1.9           “Plan Administrator” means the plan administrator described in Article 10.

1.10         “Policy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive’s life under this Agreement.

1.11         “Separation from Service” means that the Executive’s service as an employee to the Bank and any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Bank or the death of the Executive.

Article 2

Policy Ownership/Interests

2.1           Bank’s Interest.  The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Article 3, the Bank may terminate any and all Policies without the consent of the Executive.  The Bank shall be the beneficiary of the death proceeds of the Policies in excess of the amount payable to the Beneficiary according to Section 2.2 below.

2.2           Executive’s Interest.  The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary/ies of an amount of death proceeds, in the aggregate, as specified in Section 2.2.1 or 2.2.2.  The Executive shall also have the right to elect and change distribution options with respect to the Executive’s Interest by providing written notice to the Bank and the Insurer.  Without limiting the foregoing, in no event shall the Executive or any Beneficiary of the Executive’s Interest have access to any Policy’s cash value.

2.2.1        Death Prior to Separation from Service.  If the Executive dies while employed by the Bank, the Executive’s Beneficiary/ies shall be entitled to a benefit equal, in the aggregate, to One Million Five Hundred Fifty-Six Thousand Fifty-Six Dollars ($1,556,056).

2.2.2        Death After Separation from Service.  If the Executive dies after Separation from Service, the Executive’s Beneficiary/ies shall be entitled to a benefit equal, in the aggregate, to One Million Five Hundred Fifty-Six Thousand Fifty-Six Dollars ($1,556,056).

2.3           Forfeiture of Executive’s Interest.  The Executive and any assignee of the Executive’s interests hereunder shall forfeit all rights under Section 2.2 if the Executive fails to comply fully with the terms of Sections 7.1 and 7.2 of that certain Amended and Restated Employment Agreement by and among Enterprise Bancorp, Inc., the Bank and the Executive dated as of January 1, 2004 (the “Confidentiality and Non-compete Restrictions”).  The Bank’s enforcement rights as to the Confidentiality and Non-compete Restrictions shall be governed by Sections 5.4.1 and 5.4.2 of that certain Salary Continuation Agreement by and between the Bank and the Executive of even date herewith.

Article 3

Comparable Coverage

The Bank may provide the benefit under this Agreement (as defined in Section 2.2)

through comparable insurance coverage of the Executive’s life by whatever means the Bank deems appropriate.  If the Executive forfeits his right to such benefit pursuant to Section 2.3 or otherwise waives such right, the Bank may choose to cancel the Policy or Policies on the Executive, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

Article 4

Premiums and Imputed Income

4.1           Premium Payment.  The Bank shall pay all premiums due on all Policies.

4.2           Economic Benefit.  The Bank shall determine at least annually the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary/ies.  The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

4.3           Imputed Income.  The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

Article 5

Beneficiaries

5.1           Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under Section 2.2 of this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan or agreement of the Bank in which the Executive participates.

5.2           Beneficiary Designation; Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive’s death.

5.3           Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

5.4           No Beneficiary Designation.  If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the

Executive’s surviving spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive’s estate for the benefit of that estate.

5.5           Facility of Payment.  If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 6

Assignment

The Executive may irrevocably assign without consideration all of the Executive’s Interest in this Agreement to any person, entity, or trust.  In the event the Executive shall transfer all of the Executive’s Interest, then all of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

Article 7

Insurer

The Insurer shall be bound only by the terms of its given Policy.  The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement.  The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 8

Claims and Review Procedure

8.1           Claims Procedure.  The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1        Initiation – Written Claim.  The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

8.1.2        Timing of Bank Response.  The Bank shall respond to such claimant within 90 days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the

Bank expects to render its decision.

8.1.3        Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of this Agreement on which the denial is based;

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)           An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)           A statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on review.

8.2           Review Procedure.  If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.1        Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

8.2.2        Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3        Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4        Timing of Bank’s Response.  The Bank shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.2.5        Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of this Agreement on which the denial is based;

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

8.3           Claims under Policy.  Notwithstanding anything in this Agreement to the contrary, nothing herein shall affect or supersede the claims procedure set forth in any Policy with respect to claims arising under and governed by such Policy, including without limitation, claims for death proceeds.

Article 9

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive; provided, however, that the Bank may amend this Agreement to the extent necessary to conform to any written directives or guidelines issued by the Bank’s federal or state banking regulators and to comply with any regulations promulgated in accordance with Section 409A of the Code.

Article 10

Administration

10.1         Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board.

10.2         Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

10.3         Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

10.4         Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 11

Miscellaneous

11.1         Binding Effect.  This Agreement shall bind the Executive and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

11.2         No Guarantee of Employment.  This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an executive or employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an executive nor interfere with the Executive’s right to terminate employment at any time.

11.3         Applicable Law.  The Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

11.4         Reorganization.  The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

11.5         Notice.  Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Enterprise Bank and Trust Company

222 Merrimack Street

Lowell, MA 01852-5901

Attention:              John P. Clancy, Jr.

Executive Vice President and

Chief Operating Officer

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

11.6         Entire Agreement.  This Agreement, along with the Executive’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

11.7         Death Benefit Under Policy(ies) May Exceed Executive’s Interest.  The Executive acknowledges and agrees that the aggregate amount of the death benefit payable under any Policy or Policies may exceed the Executive’s Interest and that any such excess amount shall be payable to the Bank or its designee.

11.8         Death Benefit Under Policy(ies) Subject to Claims of Creditors.  The Executive acknowledges and agrees that the aggregate amount of the death benefit payable under any Policy or Policies is a general asset of the Bank and as such is subject to the claims of the Bank’s general creditors.  Neither the Executive nor any Beneficiary has any preferred status or secured claim with respect to any such benefit amount.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above as a sealed instrument.

EXECUTIVE:	ENTERPRISE BANK AND TRUST COMPANY

/s/ George L. Duncan	By:	/s/ John P. Clancy, Jr.
George L. Duncan
	Title:	Chief Operating Officer

ENTERPRISE BANK AND TRUST COMPANY

Supplemental Life Insurance Agreement

BENEFICIARY DESIGNATION FORM

☐            New Designation

☐            Change in Designation

I, George L. Duncan, designate the following as Beneficiary under the Enterprise Bank Supplemental Executive Life Insurance Plan:

Primary:

%

%

%

Contingent:

%

%

%

Notes:

•      Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•      To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•      To name your estate as beneficiary, please write “Estate of _[your name]_”.

•      Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

•      Except as otherwise defined in this instrument, the terms used in this instrument shall have the meaning set forth in the Plan.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.  I hereby revoke any and all previous beneficiary designations made by me under the Plan.

Name:

Signature:

Date:

Received by the Plan Administrator this day of , 20 .

By:

Title:

POLICY ENDORSEMENT

Contract Owner:   ENTERPRISE BANK AND TRUST COMPANY

The undersigned Owner requests that the policy(ies) shown in the attached Schedule Page issued by the                                          (the “Insurer”) provide for the following beneficiary designation:

1.  Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, as Beneficiary, to the extent claimed by said Owner.

2.  Any proceeds at the death of the Insured in excess of the amount paid under the provisions of paragraph 1 of this Policy Endorsement shall be paid in one sum in accordance with the written direction of the Owner.  Such direction will be provided to the Insurer at the time of claim.  The Insurer will be protected in relying solely on the Owner to provide the name(s) of the party(ies) to pay any excess not paid under paragraph 1.  If the Owner fails to provide the name(s) of the party(ies) at the time of claim, then any proceeds payable under this paragraph shall be paid in one sum to the Beneficiary.

3.  It is hereby provided that (i) any payment made to the Beneficiary or other party under paragraph 2 of this Policy Endorsement shall be a full discharge of the Insurer to the extent thereof; (ii) such discharge shall be binding on all parties claiming any interest under the Policy; and (iii) the Insurer shall have no additional responsibility with respect to the amounts so claimed.

4.  It is agreed by the undersigned that this designation shall be subject in all respects to the contractual terms of the Policy.

5.  Except as otherwise defined in this instrument, the terms used in this instrument shall have the meaning set forth in the Enterprise Bank Supplemental Executive Life Insurance Plan.

The undersigned is signing in a representative capacity for the Owner and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at                                                  ,                          , this        day of                         , 20      .

OWNER:

ENTERPRISE BANK AND TRUST COMPANY

By:		By:
	(Signature: Bank Officer #1)		(Signature: Bank Officer #2)

	(Printed)		(Printed)
Title:		Title:

1

Schedule Page

Policy(ies) Subject to Policy Endorsement

Policy Number	Insured
George L. Duncan

2